Exhibit 5.2

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
foley.com
April 21, 2010
MGIC Investment Corporation
MGIC Plaza, 250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
          We have acted as counsel for MGIC Investment Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-166175) (the “Registration Statement”), including the prospectus constituting a part thereof, dated April 20, 2010, and the prospectus supplement, dated April 21, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company in the manner set forth in the Registration Statement and the Prospectus of (i) $300,000,000 aggregate principal amount of the Company’s 5% convertible senior notes due 2017, and (ii) up to $45,000,000 aggregate principal amount of the Company’s 5% convertible senior notes due 2017 pursuant to the over-allotment option granted by the Company to the underwriters (the convertible senior notes described in clauses (i) and (ii) are collectively referred to as the “Convertible Notes”). The Convertible Notes will be issued under the Senior Indenture, dated October 15, 2000 (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), and a Supplemental Indenture, to be dated April 26, 2010 (the “Supplemental Indenture”), establishing the terms and providing for the issuance of the Convertible Notes. The conversion rate will initially be 74.4186 shares of the Company’s common stock, $1.00 par value (the “Common Stock”) and related Common Share Purchase Rights (the “Rights”), per $1,000 principal amount of notes (equivalent to a conversion price of approximately $13.44 per share of Common Stock), which number is subject to adjustment as described in the Prospectus (the “Shares”). The terms of the Rights are set forth in that certain Amended and Restated Rights Agreement, dated as of July 7, 2009, between the Company and Wells Fargo Bank, National Association, as amended to date (the “Rights Agreement”).
          In connection with our representation, we have examined or are otherwise familiar with: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Articles of Incorporation and Amended and Restated By-Laws, each as amended to date; (iii) the Indenture and the Supplemental Indenture; (iv) resolutions of the Company’s Board of Directors and the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Convertible Notes subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
          In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

April 21, 2010

submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon the foregoing, assuming that the Indenture and Supplemental Indenture have been duly authorized, executed and delivered by, and represent the valid and binding obligation, of the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:
          1. The Convertible Notes, when executed, authenticated and issued in accordance with the Indenture and the Supplemental Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms.
          2. The Shares, when issued in the manner described in the Registration Statement and in accordance with the Indenture, the Supplemental Indenture and the Convertible Notes, will be validly issued, fully paid and nonassessable.
          3. The Rights attached to the Shares when issued pursuant to the Rights Agreement will be validly issued.
          With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
          We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP